EXHIBIT NO. 10.8

MEMORANDUM

To: John Hancock

From: Marc T. Giles

Date: December 7, 2001

Effective December 7, 2001, the Board of Directors of Gerber Scientific, Inc. (the "Board") has appointed you President and a Director of Gerber Coburn Optical, Inc. and a Senior Vice President of Gerber Scientific, Inc.

The Management Development and Compensation Committee of the Board (the "MDCC") has set your base salary at $210,000 effective December 10, 2001 and has set your bonus target at 50% of your base salary. Due to your changes in status in Fiscal Year 2002, your bonus will be calculated as follows: from May 1, 2001 up to September 3, 2001, your bonus will be calculated using the Gerber Coburn scores and a pro rata portion of your then base salary and 30% bonus target; from September 3, 2001 up to December 10, 2001, your bonus will be calculated using the Gerber Coburn scores and a pro rata portion of your then base salary and 3% bonus target; and, from December 10, 2001 through April 30, 2002, your bonus will be calculated at 50% of the pro rata portion of your base salary as of April 30, 2002.

In addition, effective December 7, 2001, the MDCC has awarded you options to purchase 20,000 shares of the Common Stock of the Company, pursuant to the Company's 1992 Employee Stock Plan.

You have agreed to relocate from Florida to Connecticut and Gerber has agreed to cover some of your relocation expenses. Our relocation offer will be outlined in a separate memorandum.

If this memorandum sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this memorandum, which will then constitute our agreement on this subject.

Marc T. Giles

President and CEO

Agreed this 13th day of December, 2001

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John Hancock

MEMORANDUM TO: John Hancock, President

FROM: Mike Dolen, Vice President, Human Resources

DATE: December 13, 2001

SUBJECT: Your Relocation Program

As part of your employment agreement, Gerber Coburn will provide up to $30,000.00 (thirty thousand dollars) of relocation expenses, inclusive of tax assistance payments. In addition, Gerber Coburn will provide temporary living for not more than six (6) months subject to the terms and conditions described herein.

  Your move from Florida to Connecticut must take place by July 1, 2002. Any expenses incurred after this date will not be reimbursed.

  Reimbursable expenses or services engaged include:

    The packing, shipping, delivery and unpacking of your household goods from Florida to Connecticut by a national carrier. In your case, this includes the move of your boat from Florida to Connecticut.

    The storage of your household goods, including your boat, up to six (6) months.

    Travel expenses from your previous residence to the new location in Connecticut including one-way coach airfare for you and Ginger; or mileage at the company's mileage reimbursement rate, plus tolls and parking expenses, if you choose to drive. Meals and lodging for you and Ginger while directly en route to the new location are also reimbursable.
    Miscellaneous reasonable and customary relocation expenses such as license and vehicle registration fees, appliance connections, etc.
    Documented lease cancellation fees and loss of security deposit, the combination of which are not to exceed two (2) months' rent at your current monthly rental amount in Florida.

  Gerber will reimburse you for documented temporary living expenses up to $2,500.00 per month for a period of three (3) months, subject to renewal for another three (3) months if needed for you to find more permanent residence, or for you to move back onto your boat. Such temporary living expenses would include rent for a house or apartment, and furnishings if necessary.

  In accordance with the Internal Revenue Code, certain moving expense reimbursements are considered taxable wages to the employee. Gerber Coburn will provide income tax assistance payments ("gross up income") and the tax liability thereof, take the applicable income tax withholdings from this income, and remit the appropriate tax withholdings to Federal and State tax revenue authorities, as applicable.

For Gerber Coburn Optical, Inc.                              John Hancock

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